UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2020

MGIC Investment Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-10816	39-1486475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 East Kilbourn Avenue, Milwaukee, WI 53202

(Address of principal executive offices, including zip code)

(414) 347-6480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MTG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Offering of Senior Notes

On August 12, 2020, MGIC Investment Corporation (the “Company”) completed its public offering (the “Offering”) of $650,000,000 aggregate principal amount of the Company’s 5.250% Senior Notes due 2028 (the “Notes”). In connection with the Offering, on August 6, 2020, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, as the representative of the underwriters listed therein (collectively, the “Underwriters”). Pursuant to the Underwriting Agreement, the Company agreed to sell and the Underwriters agreed to purchase for resale to the public, subject to the terms and conditions expressed therein, the Notes.

The Notes are the Company’s unsecured senior obligations. The Notes will pay interest semi-annually on February 15 and August 15 of each year at a rate of 5.250% per year, beginning February 15, 2021, and will mature on August 15, 2028.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, conditions to closing, indemnification rights and obligations of the parties and termination provisions. The description of the Underwriting Agreement set forth above is qualified in its entirety by reference to the text of the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

The Notes were issued under the Indenture, dated October 15, 2000 (the “Base Indenture”), between the Company and U.S. Bank National Association, as successor Trustee (the “Trustee”), as amended and supplemented by the Fourth Supplemental Indenture, dated August 12, 2020, between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Indenture provides for customary events of default and further provides that the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable upon the occurrence of certain events of default after the expiration of any applicable grace period. In addition, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization relating to the Company or any of its significant subsidiaries, all outstanding Notes under the Indenture will become due and payable immediately. The description of the Supplemental Indenture set forth above does not purport to be complete and is qualified in its entirety by reference to the Supplemental Indenture filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Notes were offered and sold pursuant to the Registration Statement that the Company filed with the Securities and Exchange Commission on May 8, 2019, under the Securities Act of 1933, as amended including the prospectus constituting a part thereof, dated May 8, 2019, and the prospectus supplement, dated August 6, 2020, filed by the Company with the Securities and Exchange Commission. The Company is filing certain exhibits as part of this Current Report on Form 8-K for purposes of the Registration Statement.

The Company used a portion of the net proceeds from the Offering to finance a cash tender offer for any and all of the $425 million outstanding aggregate principal amount of the Company’s previously issued 5.750% Senior Notes due 2023 (the “2023 Senior Notes”). The Company also used a portion of the net proceeds from the Offering to purchase $38.6 million aggregate principal amount of its 9% Convertible Junior Subordinated Debentures due 2063 (the “2063 Debentures”). Any remaining proceeds will be added to the Company’s funds available for general corporate purposes.

Underwriters

In the ordinary course of their respective businesses, the Underwriters or their affiliates have performed and may in the future perform certain commercial banking, investment banking and advisory services for the Company from time to time for which they have received and may receive in the future customary fees and expenses. Specifically, Goldman Sachs & Co. LLC acted as sole dealer manager with respect to the tender offer of the 2023 Senior Notes and the repurchase of the 2063 Debentures. Goldman Sachs & Co. LLC received customary compensation for its services in connection with such tender offer and repurchases.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

Exhibit No.	Description

1.1	Underwriting Agreement, dated August 6, 2020, between MGIC Investment Corporation and Goldman Sachs & Co. LLC, as the representative of the several underwriters listed therein.*

4.1	Fourth Supplemental Indenture, dated August 12, 2020, between MGIC Investment Corporation and U.S. Bank National Association, as Trustee.

5.1	Opinion of Foley & Lardner LLP, dated August 12, 2020.

23.1	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto).

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

*

The schedules and exhibits referred to in the Underwriting Agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION

Date: August 12, 2020	By:	/s/ Nathaniel H. Colson
Nathaniel H. Colson
Executive Vice President and Chief Financial Officer